EXHIBIT 11.1

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Twelve Weeks Ended July 22, 2000 and July 24, 1999
                                           Twelve Weeks Ended
                                         ----------------------
                                          July 22,     July 24,
                                            2000         1999
                                         ---------    ---------
Diluted:
  Net earnings (loss) applicable to
    common shares:
      From continuing operations         $  2,011     $   (321)
      From discontinued operations           (583)        (639)
                                         ---------    ---------
        Net earnings (loss)              $  1,428     $   (960)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,824       17,781
  Shares issuable under employee
    stock plans - weighted average             34           --*
  Dilutive effect of exercise of
    certain stock options                     181           --*
  Less: Treasury stock-weighted average    (9,863)      (7,864)
                                         ---------    ---------
  Weighted average number of common and
    common equivalent shares outstanding    8,176        9,917
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares:
      From continuing operations         $   0.25     $  (0.03)
      From discontinued operations          (0.07)       (0.07)
                                         ---------    ---------
        Net earnings (loss)              $   0.18     $  (0.10)
                                         =========    =========

* The dilutive effect of stock options in the amount of 402,946 shares and 34,159 shares issuable under employee stock plans were not considered as the effect is antidilutive.